EXHIBIT 99.1

CapitalSource Reports First Quarter 2012 Results

  First Quarter Net Income of $25 Million or $0.10 Per Share
  Net Interest Margin of 5.12% at CapitalSource Bank
  Net Loan Growth of $194 Million (4%) at CapitalSource Bank
  Year to Date Share Repurchases of 24 Million / 96 Million Since Start of Program
  Consolidated Credit Metrics Show Improvement

LOS ANGELES, April 30, 2012 (GLOBE NEWSWIRE) -- CapitalSource Inc. (NYSE:CSE) today announced financial results for the first quarter of 2012. The Company reported net income for the quarter of $25 million, or $0.10 per diluted share, compared to net income of $9 million, or $0.03 per diluted share in the prior quarter and net income of $3 million, or $0.01 per diluted share in the first quarter of 2011.

"Our financial performance in the first quarter exceeded our expectations and represents a solid beginning for 2012. CapitalSource Bank again demonstrated meaningful loan and revenue growth, a strong net interest margin and improved credit performance. Additionally, our strategy of consolidating operations has produced operating expense savings for the quarter consistent with our target of a 5-10% reduction from 2011, or total operating expense of $190-$200 million for the full year," said James J. Pieczynski, CapitalSource CEO. "We also continued to return Parent Company excess capital to shareholders in the form of share buybacks. Nineteen million shares were repurchased in the quarter and we purchased 5 million additional shares this month pursuant to a 10b5-1 plan, bringing total repurchases over the past 16 months to 95.6 million shares or approximately 30% of the 323 million shares outstanding when the program began in December of 2010," added Pieczynski.

"The new year is off to a great start at CapitalSource Bank – compared to the prior quarter, total interest income increased 4% to $99 million, net interest margin was 17 basis points higher at 5.12%, our loan and lease portfolio grew by $194 million or 4%, and pretax income was 17% above the prior quarter at $55 million," said Tad Lowrey, CapitalSource Bank CEO. "In addition to our growing profitability, we continue to add new deposits at very attractive rates. Deposits grew $224 million in the first quarter, bringing total deposits to $5.3 billion, while our total deposit cost declined by five basis points from the prior quarter. New and renewing time deposits in the first quarter averaged just 91 basis points," concluded Lowrey.

"Our credit metrics improved across the board in the first quarter – continuing a trend that we observed throughout 2011. On a consolidated basis, non-accruals declined by $42 million, or 15%; our quarterly loan loss provision declined slightly to $11 million; and net charge-offs were down dramatically at $13 million, compared to $66 million in the prior quarter," said John Bogler, CapitalSource CFO. "Consistent with our previous communications, we recorded a $22 million non-cash tax valuation charge in the first quarter. For the remainder of 2012, however, we expect to record quarterly tax expense of approximately $5 million prior to reversing the majority of our tax valuation allowance which is anticipated by year end," added Bogler.

CAPITALSOURCE BANK SEGMENT

This segment includes our commercial lending and banking business activities in CapitalSource Bank.

First Quarter 2012 Highlights

  Net Income was $32 million, an increase of $4 million from the prior quarter primarily due to an increase in interest income and a decrease in quarterly loan loss provision. Total interest income rose 4% to $99 million.
  Loans and Leases increased $194 million or 4%. Funded loan and lease productionwas $522 million, compared to $665 million in the prior quarter. Total loans and leases were $5.1 billion at quarter end.
  Net Interest Margin was 5.12%, an increase of 17 basis points from the prior quarter, primarily due to non-recurring items.
  Capital – The total risk-based capital ratio declined 121 basis points to 16.22% due to payment of an $80 million dividend to the Parent, partially offset by earnings in the quarter. The Tier 1 leverage ratio decreased 122 basis points to 12.39%.
  Credit Quality - Loan loss provision was $2 million, compared to $4 million in the prior quarter. There was a $0.1 million net recovery in the quarter, compared to $28 million net charge-offs in the prior quarter. Non-accrual loans declined by 31% to $83 million or 1.64% of loans at quarter end, compared to $121 million or 2.47% of loans at the end of the prior quarter. The allowance for loan and lease losses was $97 million or 1.94% of loans at quarter end, compared to $95 million or 1.98% of loans at the end of the prior quarter.

First Quarter 2012 Details

Interest Income was $99 million, an increase of $4 million (4%) from the prior quarter primarily due to growth in interest-earning assets, a higher mix of loans and higher yield on investment securities.

	Quarter Ended
				3/31/12 vs. 12/31/11		3/31/12 vs. 3/31/11
	3/31/12	12/31/11	3/31/11	$	%	$	%

($ in thousands)
Interest income	$ 98,620	$ 94,497	$ 91,804	$ 4,123	4%	$ 6,816	7%
Interest expense	16,059	15,998	15,210	(61)	--	(849)	(6)
Provision for loan losses	1,903	3,903	11,242	2,000	51	9,339	83
Non-interest income	15,469	13,743	5,832	1,726	13	9,637	165
Non-interest expense	41,164	41,455	35,808	291	1	(5,356)	(15)
Income tax expense	23,159	19,548	3,095	(3,611)	(18)	(20,064)	(648)
Net income	31,804	27,336	32,281	4,468	16	(477)	(1)

Net Interest Margin was 5.12%, an increase of 17 basis points from the prior quarter as detailed below.

	Quarter Ended
	3/31/2012				12/31/2011
Net Interest Margin	Average Balance	Interest Income/Expense	Average Yield/Cost		Average Balance	Interest Income/Expense	Average Yield/Cost

($ in thousands)
Loans and leases	$ 4,934,215	$ 88,858	7.24%	(1)	$ 4,642,500	$ 84,806	7.25%
Investment securities	1,243,807	9,474	3.06		1,436,155	9,538	2.63
Cash and other interest-earning assets	303,537	288	0.38		207,929	153	0.29
Total interest-earning assets	6,481,559	98,620	6.12		6,286,584	94,497	5.96
Deposits	5,237,572	13,291	1.02		4,982,956	13,406	1.07
Borrowings	567,736	2,768	1.96		511,957	2,592	2.01
Total interest-bearing liabilities	$5,805,308	16,059	1.11		$ 5,494,913	15,998	1.16
Net interest spread		82,561	5.01%			$ 78,499	4.80%
Net interest margin			5.12%				4.95%

(1) Loan yield for the quarter included 65 basis points of fee and discount accretion, compared to 69 basis points in the prior quarter.

Non-interest Income was $15 million, an increase of $2 million from the prior quarter. Intercompany income for the period was $7 million, an increase of $3 million from the prior quarter, mainly due to fee income from the Parent Company for support provided by Bank employees. Certain of these employees are former Parent Company employees that transferred into the Bank on January 1, 2012.

Non-interest Expense was $41 million, unchanged from the prior quarter. An increase in compensation expense due to the transfer of Parent Company employees into the Bank on January 1, 2012 was offset by the elimination of loan referral fees paid to the Parent and lower REO expense.

Income Tax Expense was $23 million for the quarter, compared to $20 million in the prior quarter, primarily due to higher pre-tax income in the quarter.

Cash and Investments increased by $79 million to $1.7 billion. The portfolio yield at quarter end declined 18 basis points to 2.19%, primarily due to a higher mix of cash and cash equivalents.

Cash and Investments	3/31/2012			12/31/2011
($ in thousands)	Balance	Yield	Duration (Years)	Balance	Yield	Duration (Years)
Cash and cash equivalents and restricted cash	$ 457,104	0.23%	0.1	$ 317,455	0.22%	--
Agency callable notes	20,123	2.46%	3.8	37,318	2.43%	4.3
Agency debt	24,262	1.98%	0.6	24,713	2.02%	0.9
Agency MBS	966,293	2.66%	2.9	994,797	2.60%	2.5
Non-agency MBS	55,818	4.33%	2.2	66,930	4.23%	1.6
CMBS	111,076	4.04%	2.4	111,706	4.06%	4.1
Asset-backed securities	13,909	11.34%	1.0	15,607	11.71%	0.9
U.S. Treasury and agency securities	18,869	2.56%	6.3	19,754	2.77%	6.2
	$ 1,667,454	2.19%	2.0	$ 1,588,280	2.37%	2.1

Total Loans Held for Sale decreased $36 million from the prior quarter to $94 million, due to loan sales completed in the quarter.

Loans and Leases increased $194 million (4%) from the prior quarter as detailed below.

	Quarter Ended
Loan and Lease Roll Forward (1)	3/31/2012	12/31/2011	3/31/2011
($ in thousands)
Beginning balance	$ 4,894,292	$ 4,551,561	$ 3,834,310
New fundings	521,476	664,819	627,470
Existing loans and leases
Principal repayments, net	(320,550)	(296,288)	(440,688)
Leased equipment depreciation	(2,288)	(2,012)	--
Transfers to held for sale, net	5,000	(107,023)	(3,110)
Transfers to foreclosed assets	(9,567)	(849)	(2,013)
Net recoveries / (charge-offs)	63	(27,937)	(3,150)
Intercompany sales	--	112,021	--
Ending balance	$ 5,088,426	$ 4,894,292	$ 4,012,819

(1) Includes operating leases and equity investments related to operating leases which are included in other assets and other investments, respectively, on our balance sheet.

	Quarter Ended
Loan and Lease Portfolio Detail	3/31/2012	12/31/2011	3/31/2011
($ in thousands)
Healthcare Asset Based	$ 194,608	$ 213,047	$ 181,988
Equipment Finance (1)	417,854	441,821	276,009
Lender Finance & Timeshare	744,065	750,667	603,821
Other Asset Based	49,325	44,971	8,987
Total Asset Based	1,405,852	1,450,506	1,070,805
General Cash Flow	265,949	239,944	260,747
Technology Cash Flow	497,992	448,972	272,456
Security Cash Flow	293,182	306,533	255,421
Healthcare Cash Flow	293,876	286,057	168,832
Professional Practice	128,615	110,240	70,566
Total Cash Flow	1,479,613	1,391,746	1,028,022
General Real Estate	575,849	476,407	766,810
Multi Family	881,078	856,494	587,011
Healthcare Real Estate	560,053	554,645	428,322
Small Business	185,982	164,494	131,849
Total Real Estate	2,202,961	2,052,040	1,913,992
Total	$ 5,088,426	$ 4,894,292	$ 4,012,819

(1) Includes $104 million of operating leases and related equity investments as of March 31, 2012 and $107 million as of December 31, 2011, which are included in other assets and other investments, respectively, on our balance sheet.

Deposits were $5.3 billion at quarter end, an increase of $224 million (4%) from the prior quarter. The weighted average interest rate on total deposits declined eight basis points to 0.98% at the end of the quarter. The weighted average rate of new and renewing time deposits in the quarter was 0.91%.

FHLB Borrowings were $587 million, an increase of $37 million from the prior quarter. FHLB borrowings are used primarily for interest rate risk management or short-term funding purposes. The weighted average rate of FHLB borrowings was 1.90% as of March 31, 2012, compared to 1.96% at the end of the prior quarter, and the average remaining maturity declined from 3.7 years to 3.6 years.

Allowance for Loan and Lease Losses was $97 million or 1.94% of the loan portfolio, an increase of $2 million from the prior quarter.

	Quarter Ended
Allowance for Loan and Lease Losses	3/31/2012
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$ 84,587	$ 10,063	$ 94,650
(Reserve release) / Provision	(211)	2,114	1,903
Recoveries, net	--	63	63
Ending balance	$ 84,376	$ 12,240	$ 96,616	1.94%

	Quarter Ended
	12/31/2011
	General	Specific	Total	% Loans
Beginning balance	$ 108,916	$ 9,768	$ 118,684
(Reserve release) / Provision	(24,329)	28,232	3,903
Charge-offs, net	--	(27,937)	(27,937)
Ending balance	$ 84,587	$ 10,063	$ 94,650	1.98%

Non-performing Assets were $97 million, a decrease of $30 million (24%) from the prior quarter. Non-accrual loans were $83 million, a decrease of $38 million (31%) from the prior quarter.

Non-performing Assets	3/31/2012		12/31/2011
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$ 58,815	0.84%	$ 101,703	1.50%
Non-accrual loans - delinquent 30-89 days	13,697	0.19	1,910	0.03
Non-accrual loans - delinquent 90+ days	10,694	0.15	17,646	0.26
Total non-accrual loans	83,206	1.18%	121,259	1.78%
REO	13,698	0.20	5,902	0.09
Total non-performing assets	$ 96,904	1.38%	$ 127,161	1.87%

Troubled Debt Restructurings were $62 million, a decrease of $32 million from the prior quarter. TDRs on accrual status increased to $53 million from $36 million in the prior quarter. Of the total TDR balance, $23 million and $36 million as of March 31, 2012 and December 31, 2011, respectively, have been performing for 12 months or more in accordance with the revised contractual terms and are no longer considered impaired. Non-accruing TDRs were $9 million (included in the "Non-accrual loans" in the table above), though $8 million were current as to payment status, compared to $57 million in the prior quarter.

OTHER COMMERCIAL FINANCE SEGMENT

This segment includes the CapitalSource Inc. loan portfolio and other business activities at the Parent Company.

First Quarter 2012 Details

Net Loss was $6 million, compared to a loss of $18 million in the prior quarter. Prior quarter results included a $5 million loss on debt retirement and $5 million in severance charges. The Parent Company recorded a net tax expense of $3 million in the first quarter due to posting a valuation allowance on the Bank's remaining deferred tax asset, partially offset by a release of the valuation allowance due to current taxable income.

Interest Income was $23 million, a decrease of $1 million from the prior quarter primarily due to a decline in the average loan balance.

	Quarter Ended
				3/31/12 vs. 12/31/11		3/31/12 vs. 3/31/11
	3/31/12	12/31/11	3/31/11	$	%	$	%

($ in thousands)
Interest income	$ 22,702	$ 24,088	$ 47,614	$ (1,386)	(6)%	$ (24,912)	(52)%
Interest expense	4,799	6,965	31,542	2,166	31	26,743	85
Provision for loan losses	9,169	7,632	33,567	(1,537)	(20)	24,398	73
Non-interest income	3,491	22,258	37,708	(18,767)	(84)	(34,217)	(91)
Non-interest expense	15,560	49,772	46,680	34,212	69	31,120	67
Income tax expense	2,550	263	8,067	(2,287)	(870)	5,517	68
Net loss	(5,885)	(18,286)	(34,534)	12,401	68	28,649	83

Non-interest Income was $3 million, compared to $22 million for the prior quarter primarily due to the elimination of loan referral fees from CapitalSource Bank.

Non-interest Expense was $16 million, compared to $50 million in the prior quarter. The decline was due to several factors including: a $16 million decrease in compensation and benefits resulting from the transfer of Parent Company employees into the Bank on January 1, 2012; a $2 million decrease in professional fees; a $2 million decline in expense of real estate owned and other foreclosed assets; and a $4 million net decrease in other non-interest expense. In addition, the prior quarter included a $5 million loss on retirement of debt and $5 million in severance charges.

Unrestricted Cash at March 31st was $107 million, which was down approximately $35 million from the prior quarter. The principal uses of cash in the quarter were share repurchases of $129 million and ordinary operations. The two largest sources of cash were the $80 million dividend received from the Bank in February and $33 million in loan payments from the non-securitized loan portfolio.

Total Loans Held for Sale declined by $1 million from the prior quarter to $62 million.

Loans and Leases decreased by $72 million from the prior quarter as detailed below. Securitized loan balances were $463 million, a decrease of $40 million from the prior quarter. Non-securitized loan balances, which include loans held for sale, were $500 million, a decrease of $33 million from the prior quarter.

	Quarter Ended
Loan and Lease Roll Forward	3/31/2012	12/31/2011	3/31/2011
($ in thousands)
Beginning balance	$ 971,601	$ 1,284,101	$ 2,318,566
Existing loans and leases
Principal repayments, net	(46,634)	(97,350)	(176,667)
Transfers to held for sale, net	(10,557)	(62,930)	515
Transfers to foreclosed assets	(1,710)	(1,880)	--
Charge-offs, net	(12,864)	(38,319)	(87,507)
Intercompany sales	--	(112,021)	--
Ending balance	$ 899,836	$ 971,601	$ 2,054,907

Allowance for Loan and Lease Losses was $55 million, or 6.14% of the loan portfolio, a decline of $4 million from the prior quarter as detailed below.

	Quarter Ended
Allowance for Loan and Lease Losses	3/31/2012
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$ 42,596	$ 16,385	$ 58,981
(Reserve release) / Provision	(5,434)	14,603	9,169
Charge-offs, net	--	(12,864)	(12,864)
Ending balance	$ 37,162	$ 18,124	$ 55,286	6.14%

	Quarter Ended
	12/31/2011
	General	Specific	Total	% Loans
Beginning balance	$ 70,006	$ 19,662	$ 89,668
(Reserve release) / Provision	(27,410)	35,042	7,632
Charge-offs, net	--	(38,319)	(38,319)
Ending balance	$ 42,596	$ 16,385	$ 58,981	6.07%

Non-performing Assets were $175 million, a decline of $9 million (5%) from the prior quarter as detailed below. As of March 31, 2012, $92 million of non-accrual loans were current as to payment status. All collections on those loans are applied to the outstanding principal balance.

Non-performing Assets	3/31/2012		12/31/2011
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$ 91,901	6.94%	$ 84,462	5.50%
Non-accrual loans - delinquent 30-89 days	61	--	2,407	0.16
Non-accrual loans - delinquent 90+ days	63,055	4.76	72,547	4.73
Total non-accrual loans	155,017	11.70%	159,416	10.39%
Accruing loans - delinquent 90+ days	--	--	5,603	0.37
REO	20,274	1.53	19,165	1.25
Total non-performing assets	$ 175,291	13.23%	$ 184,184	12.00%

Troubled Debt Restructurings were $194 million, a decrease of $23 million from the prior quarter. TDRs on accrual status decreased by $22 million to $120 million. Non-accruing TDRs were $74 million (included in the "Non-accrual loans" in the table above), though $55 million were current as to payment status, compared to $75 million in the prior quarter.

CONSOLIDATED

First Quarter 2012 Details

Net Income was $25 million or $0.10 per diluted share, compared to net income of $9 million, or $0.03 per diluted share, in the prior quarter as detailed below.

	Quarter Ended
				3/31/12 vs. 12/31/11		3/31/12 vs. 3/31/11
	3/31/12	12/31/11	3/31/11	$	%	$	%

($ in thousands)
Interest income	$ 120,077	$ 119,337	$ 142,152	$ 740	1%	$ (22,075)	(16)%
Interest expense	20,858	22,963	46,752	2,105	9	25,894	55
Provision for loan and lease losses	11,072	11,535	44,809	463	4	33,737	75
Non-interest income	11,550	16,201	26,212	(4,651)	(29)	(14,662)	(56)
Non-interest expense	49,050	72,293	62,482	23,243	32	13,432	21
Income tax expense	25,709	19,811	11,162	(5,898)	(30)	(14,547)	(130)
Net income	24,938	8,936	3,159	16,002	179	21,779	689

Interest Income was $120 million, an increase of $1 million (1%).

Non-Interest Expense was $49 million, a decrease of $23 million from the prior quarter as detailed below. Compensation and benefits in the prior quarter included $5 million in severance charges. The current quarter decline in compensation also reflects the benefits of staffing consolidation.

	Quarter Ended
Non-Interest Expense	3/31/2012	12/31/2011	% Change
($ in thousands)
Compensation and benefits	$ 26,416	$ 35,141	25%
Professional fees	3,600	4,750	24
Occupancy expenses	3,759	3,817	2
FDIC fees and assessments	1,449	1,385	(5)
General depreciation and amortization	1,695	1,596	(6)
Other administrative expenses	9,620	10,330	7
Total operating expenses	46,539	57,019	18
Leased equipment depreciation	2,288	2,012	(14)
Expense of real estate owned and other foreclosed assets, net	450	5,223	91
Loss on extinguishment of debt	83	5,328	98
Other non-interest (income) expense, net	(310)	2,711	111
Total non-interest expense	$ 49,050	$ 72,293	32%

Income Tax Expense was $26 million, due primarily to posting of a $22 million non-cash tax valuation allowance on the Bank's remaining deferred tax asset.

Total Loans Held for Sale decreased $37 million from the prior quarter to $156 million, primarily due to $38 million in loan sales during the quarter.

Loans and Leases increased $122 million from the prior quarter as detailed below:

	Quarter Ended
Loan and Lease Roll Forward (1)	3/31/2012	12/31/2011	3/31/2011
($ in thousands)
Beginning balance	$ 5,865,893	$ 5,835,662	$ 6,152,876
New fundings	521,476	664,819	627,470
Existing loans and leases
Principal repayments, net	(367,184)	(393,638)	(617,355)
Leased equipment depreciation	(2,288)	(2,012)	--
Transfers to held for sale, net	(5,557)	(169,953)	(2,595)
Transfers to foreclosed assets	(11,277)	(2,729)	(2,013)
Charge-offs, net	(12,801)	(66,256)	(90,657)
Ending balance	$ 5,988,262	$ 5,865,893	$ 6,067,726

(1) Includes operating leases and equity investments related to operating leases which are included in Other Assets and Other Investments on our balance sheet.

Allowance for Loan and Lease Losses was $152 million, or 2.58% of the loan portfolio, compared to $154 million, or 2.67% at the end of the prior quarter.

Net Charge-offs were $13 million, a decrease of $53 million from the prior quarter.  Net charge-offs as a percentage of average loans for the twelve month period ended March 31, 2012 were 3.31%, compared to 4.62% for the twelve month period ended December 31, 2011.

	Quarter Ended
Allowance for Loan and Lease Losses	3/31/2012
($ in thousands)	General	Specific	Total	% Loans
Beginning balance	$ 127,183	$ 26,448	$ 153,631
(Reserve release) / Provision	(5,645)	16,717	11,072
Charge-offs, net	--	(12,801)	(12,801)
Ending balance	$ 121,538	$ 30,364	$ 151,902	2.58%

	Quarter Ended
	12/31/2011
	General	Specific	Total	% Loans
Beginning balance	$ 178,922	$ 29,430	$ 208,352
(Reserve release) / Provision	(51,739)	63,274	11,535
Charge-offs, net	--	(66,256)	(66,256)
Ending balance	$ 127,183	$ 26,448	$ 153,631	2.67%

Non-performing Assets were $272 million, a decline of $39 million (13%) from the prior quarter primarily due to a $42 million decrease in non-accrual loans. As of March 31, 2012, $151 million of non-accrual loans were current as to payment status. All collections on those loans are applied to the outstanding principal balance.

Non-performing Assets	3/31/2012		12/31/2011
	Balance	% of Total Assets	Balance	% of Total Assets
($ in thousands)
Non-accrual loans - current	$ 150,716	1.81%	$ 186,165	2.24%
Non-accrual loans - delinquent 30-89 days	13,758	0.17	4,317	0.05
Non-accrual loans - delinquent 90+ days	73,749	0.89	90,193	1.09
Total non-accrual loans	238,223	2.87%	280,675	3.38%
Accruing loans - delinquent 90+ days	--	--	5,603	0.07
REO	33,972	0.41	25,069	0.30
Total non-performing assets	$ 272,195	3.28%	$ 311,347	3.75%

Troubled Debt Restructurings were $256 million, a decrease of $55 million from the prior quarter. TDRs on accrual status decreased by $5 million to $173 million. Of the total TDR balance, $23 million and $36 million as of March 31, 2012 and December 31, 2011, respectively, have been performing for 12 months or more in accordance with the revised contractual terms and are no longer considered impaired. Non-accruing TDRs were $82 million (included in the "Non-accrual loans" in the table above), though $63 million were current as to payment status, compared to $132 million in the prior quarter.

Valuation Allowance related to the Company's deferred tax assets was $514 million, a decrease of $1 million from the end of the prior quarter. The net deferred tax asset at quarter end after subtracting the valuation allowance was $22 million, a decrease of $23 million from the prior quarter.  The valuation allowance is a non-cash accounting charge which will exist until there is sufficient positive evidence to support its reduction or reversal. Approximately 60% of the valuation allowance is expected to reverse by the fourth quarter of 2012.

Book Value Per Share was $6.21 at the end of the quarter, an increase of $0.06 from the end of the prior quarter. Total shareholders' equity was $1.5 billion at the end of the quarter, a decrease of $103 million from the prior quarter primarily due to share repurchases of $129 million in the quarter partially offset by net income.

Share Repurchases during the quarter totaled19 million shares at a total cost of $129 million. Subsequent to quarter end, the Company repurchased 5 million additional shares pursuant to a 10b5-1 plan at a total cost of $33 million. As a result, the remaining authority for share repurchases as of April 27, 2012 was $176 million. Since inception of the share buyback program the Company has repurchased 95.6 million shares, or approximately 30% of the December of 2010 starting balance of 323 million shares, at an average purchase price of $6.37 per share.

Any share repurchases made pursuant to the Company's stock repurchase program will be made through open market purchases or privately negotiated transactions from time to time until December 2012 – two years from initiation of the program in December 2010. The amount and exact timing of any repurchases will depend upon market conditions and other factors. There are no assurances the Company will repurchase any shares during the period and the plan may be suspended or discontinued at any time.

Average Diluted Shares Outstanding were 247.6 million shares for the quarter, compared to 271.3 million shares for the prior quarter. Total outstanding shares at March 31, 2012 were 237.1 million.

Quarterly Cash Dividend of $0.01 per common share was paid on March 30, 2012 to common shareholders of record on March 15, 2012.

Conference Call Details

A conference call to discuss the results will be hosted on Monday, April 30, 2012 at 2:30 p.m. PDT / 5:30 p.m. EDT. Interested parties may access the call via webcast on the Investor Relations section of the CapitalSource web site at http://ir.capitalsource.com. An audio replay will also be available on the website from approximately 6:00 p.m. PDT / 9:00 p.m. EDT April 30, 2012 through July 30, 2012.

CapitalSource Bank Call Report

CapitalSource Bank will file its Consolidated Reports of Condition and Income for a Bank With Domestic Offices Only-FFIEC 041, for the quarter ended March 31, 2012 (the Call Report) with the Federal Deposit Insurance Corporation (FDIC) on April 30, 2012. The Call Report will subsequently be posted by the FDIC on its website at http://cdr.ffiec.gov/Public/.

About CapitalSource

CapitalSource Inc. (NYSE:CSE), through its wholly owned subsidiary CapitalSource Bank, makes commercial loans to small and middle-market businesses nationwide and offers depository products and services in 21 retail branches in southern and central California. CapitalSource, headquartered in Los Angeles, CA, had total assets of $8.3 billion and total deposits of $5.3 billion as of March 31, 2012. For more information, visit www.capitalsource.com.

Forward Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, strategies, goals, and projections and including statements about our consolidated tax expense, and the timing of the DTA valuation allowance reversal, all which are subject to numerous assumptions, risks, and uncertainties. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words 'anticipate,' 'assume,' 'intend,' 'believe,' 'expect,' 'estimate,' 'forecast,' 'plan,' 'position,' 'project,' 'will,' 'should,' 'would,' 'seek,' 'continue,' 'outlook,' 'look forward,' and similar expressions are generally intended to identify forward-looking statements. All forward-looking statements (including statements regarding preliminary and future financial and operating results and future transactions and their results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance or achievements. Actual results could differ materially from those contained or implied by such statements for a variety of factors, including without limitation: changes in tax laws or regulations affecting our business, our inability to generate sufficient earnings, tax planning or disallowance of tax benefits by tax authorities, and other factors described in CapitalSource's 2011 Annual Report on Form 10-K and documents subsequently filed by CapitalSource with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

CapitalSource First Quarter 2012 – Financial Supplement

CapitalSource Inc.
Consolidated Balance Sheets
($ in thousands)

	March 31,	December 31,
	2012	2011
	(Unaudited)	(Audited)

ASSETS
Cash and cash equivalents	$ 521,405	$ 458,548
Restricted cash	99,554	65,484
Investment securities:
Available-for-sale, at fair value	1,139,509	1,188,002
Held-to-maturity, at amortized cost	111,076	111,706
Total investment securities	1,250,585	1,299,708
Loans:
Loans held for sale	156,021	193,021
Loans held for investment	5,884,226	5,758,990
Less deferred loan fees and discounts	(67,809)	(68,843)
Less allowance for loan and lease losses	(151,902)	(153,631)
Loans held for investment, net	5,664,515	5,536,516
Total loans	5,820,536	5,729,537
Interest receivable	41,235	38,796
Other investments	76,394	81,245
Goodwill	173,135	173,135
Other assets	323,812	453,615
Total assets	$ 8,306,656	$ 8,300,068

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits	$ 5,348,790	$ 5,124,995
Term debt	273,615	309,394
Other borrowings	1,049,124	1,015,099
Other liabilities	163,046	275,434
Total liabilities	6,834,575	6,724,922

Shareholders' equity:
Preferred stock (50,000,000 shares authorized; no shares outstanding)	--	--
Common stock ($0.01 par value, 1,200,000,000 shares authorized; 237,119,534 and 256,112,205 shares issued and outstanding, respectively)	2,372	2,561
Additional paid-in capital	3,361,404	3,487,911
Accumulated deficit	(1,912,197)	(1,934,732)
Accumulated other comprehensive income, net	20,502	19,406
Total shareholders' equity	1,472,081	1,575,146
Total liabilities and shareholders' equity	$ 8,306,656	$ 8,300,068

CapitalSource First Quarter 2012 – Financial Supplement

CapitalSource Inc.
Consolidated Statements of Comprehensive Income
(Unaudited)
($ in thousands, except per share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011
Net interest income:
Interest income:
Loans and leases	$ 109,070	$ 108,299	$ 123,500
Investment securities	10,717	10,849	18,352
Other	290	189	300
Total interest income	120,077	119,337	142,152
Interest expense:
Deposits	13,291	13,406	13,383
Borrowings	7,567	9,557	33,369
Total interest expense	20,858	22,963	46,752
Net interest income	99,219	96,374	95,400
Provision for loan and lease losses	11,072	11,535	44,809
Net interest income after provision for loan and lease losses	88,147	84,839	50,591

Non-interest income:
Loan fees	4,668	4,799	4,604
Leased equipment income	3,258	2,774	--
(Loss) gain on investments, net	(307)	7,200	23,515
Loss on derivatives, net	(103)	(2,551)	(1,878)
Other non-interest income, net	4,034	3,979	(29)
Total non-interest income	11,550	16,201	26,212

Non-interest Expense:
Compensation and benefits	26,416	35,141	30,379
Professional fees	3,600	4,750	3,570
Occupancy expenses	3,759	3,817	3,954
FDIC fees and assessments	1,449	1,385	1,990
Leased equipment depreciation	2,288	2,012	--
General depreciation and amortizations	1,695	1,596	1,843
Expense of real estate owned and other foreclosed assets, net	450	5,223	10,333
Loss on extinguishment of debt	83	5,328	--
Other non-interest expense, net	9,310	13,041	10,413
Total non-interest expense	49,050	72,293	62,482

Net income before income taxes	50,647	28,747	14,321
Income tax expense	25,709	19,811	11,162
Net income	24,938	8,936	3,159

Other comprehensive income, net of tax
Unrealized gain (loss) on available-for-sale securities, net of tax	1,447	(7,927)	4,843
Unrealized (loss) gain on foreign currency translation, net of tax	(351)	(4,492)	9,582
Other comprehensive income	1,096	(12,419)	14,425
Comprehensive income	$ 26,034	$ (3,483)	$ 17,584

Net income per share:
Basic	$ 0.10	$ 0.03	$ 0.01
Diluted	$ 0.10	$ 0.03	$ 0.01
Average shares outstanding:
Basic	241,078,624	264,836,221	320,196,690
Diluted	247,598,531	271,272,855	326,963,738

Dividends declared per share	$ 0.01	$ 0.01	$ 0.01

CapitalSource Inc.
Segment Balance Sheets
(Unaudited)
($ in thousands)

	March 31, 2012				December 31, 2011
	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
ASSETS

Cash and cash equivalents and restricted cash	$ 457,104	$ 163,855	$ --	$ 620,959	$ 317,455	$ 206,577	$ --	$ 524,032
Investment securities:
Available-for-sale	1,099,274	40,235	--	1,139,509	1,159,119	28,883	--	1,188,002
Held-to-maturity	111,076	--	--	111,076	111,706	--	--	111,706
Loans:
Loans	5,024,167	946,204	2,067	5,972,438	4,864,416	1,015,440	3,312	5,883,168
Allowance for loan and lease losses	(96,616)	(55,286)	--	(151,902)	(94,650)	(58,981)	--	(153,631)
Loans, net of allowance for loan and lease losses	4,927,551	890,918	2,067	5,820,536	4,769,766	956,459	3,312	5,729,537
Receivables due from affiliates	1,845	29,474	(31,319)	--	959	16,650	(17,609)	--
Other assets	432,957	200,434	(18,815)	614,576	434,491	326,129	(13,829)	746,791
Total assets	$ 7,029,807	$ 1,324,916	$ (48,067)	$ 8,306,656	$ 6,793,496	$ 1,534,698	$ (28,126)	$ 8,300,068

LIABILITIES AND SHAREHOLDERS' EQUITY

Liabilities:
Deposits	$ 5,348,790	$ --	$ --	$ 5,348,790	$ 5,124,995	$ --	$ --	$ 5,124,995
Borrowings	587,000	735,739	--	1,322,739	550,000	774,493	--	1,324,493
Balance due to affiliates	29,470	1,849	(31,319)	--	16,650	959	(17,609)	--
Other liabilities	58,902	126,043	(21,899)	163,046	51,548	240,534	(16,648)	275,434
Total liabilities	6,024,162	863,631	(53,218)	6,834,575	5,743,193	1,015,986	(34,257)	6,724,922

Shareholders' equity:
Common stock	921,000	2,372	(921,000)	2,372	921,000	2,561	(921,000)	2,561
Additional paid-in capital/retained earnings/deficit	68,398	438,411	942,398	1,449,207	113,673	496,745	942,761	1,553,179
Accumulated other comprehensive income, net	16,247	20,502	(16,247)	20,502	15,630	19,406	(15,630)	19,406
Total shareholders' equity	1,005,645	461,285	5,151	1,472,081	1,050,303	518,712	6,131	1,575,146

Total liabilities and shareholders' equity	$ 7,029,807	$ 1,324,916	$ (48,067)	$ 8,306,656	$ 6,793,496	$ 1,534,698	$ (28,126)	$ 8,300,068

Book value per outstanding share	$ 4.24	$ 1.95	$ 0.02	$ 6.21	$ 4.10	$ 2.03	$ 0.02	$ 6.15

CapitalSource Inc.
Segment Statements of Operations
(Unaudited)
($ in thousands)

	Three Months Ended March 31, 2012				Three Months Ended December 31, 2011
Net interest income:	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
Interest income:
Loans and leases	88,858	21,457	(1,245)	109,070	84,806	22,741	752	108,299
Investment securities	9,474	1,243	--	10,717	9,538	1,311	--	10,849
Other	288	2	--	290	153	36	--	189
Total interest income	$ 98,620	$ 22,702	$ (1,245)	$ 120,077	$ 94,497	$ 24,088	$ 752	$ 119,337
Interest expense:
Deposits	13,291	--	--	13,291	13,406	--	--	13,406
Borrowings	2,768	4,799	--	7,567	2,592	6,965	--	9,557
Total interest expense	16,059	4,799	--	20,858	15,998	6,965	--	22,963
Net interest income	82,561	17,903	(1,245)	99,219	78,499	17,123	752	96,374
Provision for loan and lease losses	1,903	9,169	--	11,072	3,903	7,632	--	11,535
Net interest income after provision for loan and lease losses	80,658	8,734	(1,245)	88,147	74,596	9,491	752	84,839

Non-interest income:
Loan fees	3,337	1,331	--	4,668	3,305	1,494	--	4,799
Leased equipment income	3,258	--	--	3,258	2,774	--	--	2,774
Other non-interest income, net	8,874	2,160	(7,410)	3,624	7,664	20,764	(19,800)	8,628
Total non-interest income, net	15,469	3,491	(7,410)	11,550	13,743	22,258	(19,800)	16,201

Non-interest expense:
Compensation and benefits	24,583	1,833	--	26,416	13,122	23,222	(1,203)	35,141
Professional fees	1,367	2,233	--	3,600	619	4,131	--	4,750
Leased equipment depreciation	2,288	--	--	2,288	2,012	--	--	2,012
Expense of real estate owned and other foreclosed assets, net	(298)	748	--	450	2,531	2,692	--	5,223
Loss on extinguishment of debt	--	83	--	83	--	5,328	--	5,328
Other non-interest expense, net	13,224	10,663	(7,674)	16,213	23,171	14,399	(17,731)	19,839
Total non-interest expense, net	41,164	15,560	(7,674)	49,050	41,455	49,772	(18,934)	72,293

Net income (loss) before income taxes	54,963	(3,335)	(981)	50,647	46,884	(18,023)	(114)	28,747
Income tax expense	23,159	2,550	--	25,709	19,548	263	--	19,811
Net income (loss)	$ 31,804	$ (5,885)	$ (981)	$ 24,938	$ 27,336	$ (18,286)	$ (114)	$ 8,936

	Three Months Ended March 31, 2011
Net interest income:	CAPITALSOURCE BANK	OTHER COMMERCIAL FINANCE	INTERCOMPANY ELIMINATIONS	CONSOLIDATED
Interest income:
Loans and leases	76,845	43,921	2,734	123,500
Investment securities	14,723	3,629	--	18,352
Other	236	64	--	300
Total interest income	$ 91,804	$ 47,614	$ 2,734	$ 142,152
Interest expense:
Deposits	13,383	--	--	13,383
Borrowings	1,827	31,542	--	33,369
Total interest expense	15,210	31,542	--	46,752
Net interest income	76,594	16,072	2,734	95,400
Provision for loan and lease losses	11,242	33,567	--	44,809
Net interest income (loss) after provision for loan and lease losses	65,352	(17,495)	2,734	50,591

Non-interest income:
Loan fees	2,144	2,460	--	4,604
Other non-interest income, net	3,688	35,248	(17,328)	21,608
Total non-interest income, net	5,832	37,708	(17,328)	26,212

Non-interest expense:
Compensation and benefits	11,708	19,502	(831)	30,379
Professional fees	265	3,305	--	3,570
Expense of real estate owned and other foreclosed assets, net	2,919	7,414	--	10,333
Other non-interest expense, net	20,916	16,459	(19,175)	18,200
Total non-interest expense, net	35,808	46,680	(20,006)	62,482

Net income (loss) before income taxes	35,376	(26,467)	5,412	14,321
Income tax expense	3,095	8,067	--	11,162
Net income (loss) from continuing operations	$ 32,281	$ (34,534)	$ 5,412	$ 3,159

CapitalSource First Quarter 2012 – Financial Supplement

CapitalSource Inc.
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2012	2011	2011

CapitalSource Bank Segment:

Performance ratios:
Return on average assets	1.85%	1.63%	2.17%
Return on average equity	12.36%	10.38%	13.98%
Yield on average interest earning assets	6.12%	5.96%	6.51%
Cost of interest bearing liabilities	1.11%	1.16%	1.22%
Deposits	1.02%	1.07%	1.16%
Borrowings	1.96%	2.01%	1.98%
Net interest spread	5.01%	4.80%	5.29%
Net interest margin	5.12%	4.95%	5.43%
Operating expenses as a percentage of average total assets	2.28%	2.12%	2.21%
Loan yield	7.24%	7.25%	8.22%

Capital ratios:
Tier 1 leverage	12.39%	13.61%	13.47%
Total risk-based capital	16.22%	17.43%	18.80%
Tangible common equity to tangible assets	12.14%	13.25%	13.06%

Average balances ($ in thousands):
Average loans	$ 4,934,215	$ 4,642,500	$ 3,792,412
Average assets	6,910,757	6,643,685	6,046,033
Average interest earning assets	6,481,559	6,286,584	5,723,305
Average deposits	5,237,572	4,982,956	4,673,752
Average borrowings	567,736	511,957	373,278
Average equity	1,034,854	1,044,969	936,476

Other Commercial Finance Segment:

Performance ratios:
Return on average assets	(1.65%)	(4.17%)	(4.21%)
Return on average equity	(5.05%)	(11.33%)	(12.40%)
Yield on average interest earning assets	8.45%	7.42%	7.53%
Cost of interest bearing liabilities	2.57%	3.11%	6.73%
Net interest spread	5.88%	4.31%	6.47%
Net interest margin	6.66%	5.28%	2.54%
Operating expenses as a percentage of average total assets	4.23%	9.24%	4.82%
Loan yield	8.61%	7.60%	7.64%

Leverage ratios:
Total debt to equity (as of period end)	1.59x	1.49x	1.66x
Equity to total assets (as of period end)	34.82%	33.80%	35.25%

Average balances ($ in thousands):
Average loans	$ 1,002,024	$ 1,187,295	$ 2,331,652
Average assets	1,435,297	1,741,678	3,327,142
Average interest earning assets	1,080,508	1,287,652	2,565,261
Average borrowings	752,330	889,659	1,901,770
Average equity	468,752	640,193	1,129,542

Consolidated CapitalSource Inc.: (1)

Performance ratios:
Return on average assets	1.20%	0.43%	0.14%
Return on average equity	6.64%	2.10%	0.62%
Yield on average interest earning assets	6.38%	6.25%	6.95%
Cost of interest bearing liabilities	1.28%	1.43%	2.73%
Net interest spread	5.10%	4.82%	2.47%
Net interest margin	5.27%	5.05%	4.67%
Operating expenses as a percentage of average total assets	2.25%	2.72%	2.28%

Leverage ratios:
Equity to total assets (as of period end)	17.72%	18.98%	22.34%
Tangible common equity to tangible assets	15.97%	17.23%	20.84%

Average balances ($ in thousands):
Average loans	5,939,263	5,833,113	6,126,161
Average assets	8,323,937	8,330,008	9,319,796
Average interest earning assets	7,565,089	7,577,554	8,290,663
Average borrowings	1,320,066	1,401,616	2,275,048
Average deposits	5,237,572	4,982,956	4,673,752
Average equity	1,509,560	1,691,123	2,069,960

(1) Applicable ratios have been calculated on a continuing operations basis.

CapitalSource Inc.
Credit Quality Data
(Unaudited)

	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

Loans 30-89 days contractually delinquent:
As a % of total loans(1)	0.31%	0.21%	0.27%	0.07%	0.77%
Loans 30-89 days contractually delinquent	$19.0	$12.7	$15.7	$3.9	$46.6

Loans 90 or more days contractually delinquent:
As a % of total loans(1)	1.22%	1.61%	2.51%	3.48%	4.64%
Loans 90 or more days contractually delinquent	$73.8	$95.8	$145.9	$195.0	$282.4

Loans on non-accrual:(2)
As a % of total loans(1)	3.95%	4.72%	5.72%	8.50%	9.03%
Loans on non-accrual	$238.2	$280.7	$332.8	$476.3	$549.4

Impaired loans:(3)
As a % of total loans(1)	6.51%	7.15%	7.93%	8.69%	12.17%
Impaired loans	$393.4	$425.3	$461.8	$486.6	$740.6

Allowance for loan and lease losses:
As a % of total loans(4)	2.58%	2.67%	3.60%	3.63%	4.67%
Allowance for loan and lease losses	$151.9	$153.6	$208.4	$199.1	$283.3

Net charge offs (last twelve months):
As a % of total average loans	3.31%	4.62%	4.87%	5.55%	5.78%
Net charge offs (last twelve months)	$190.6	$268.5	$290.8	$350.5	$397.6

(1) Includes loans held for investment and loans held for sale. Excludes deferred loan fees and discounts and the allowance for loan and lease losses.
(2) Includes loans with an aggregate principal balance of $73.7 million, $90.2 million, $144.7 million, $155.0 million, and $235.3 million as of March 31, 2012, December 31, 2011, September 30, 2011, June 30, 2011, and March 31, 2011, respectively, that were also classified as loans 90 or more days contractually delinquent. Also includes non-performing loans held for sale that had an aggregate principal balance of $2.9 million, $3.1 million, $118.7 million, and $11.5 million as of December 31, 2011, September 30, 2011, June 30, 2011, and March 31, 2011, respectively. As of March 31, 2012 there were no non-performing loans classified as held for sale.
(3) Includes loans with an aggregate principal balance of $73.7 million, $94.9 million, $142.8 million, $153.3 million, and $243.8 million as of March 31, 2012, December 31, 2011, September 30 2011, June 30, 2011, and March 31, 2011, respectively, that were also classified as loans 90 or more days contractually delinquent, and loans with an aggregate principal balance of $238.2 million, $277.8 million, $329.7 million, $357.6 million, and $549.4 million as of March 31, 2012, December 31, 2011, September 30, 2011, June 30, 2011, and March 31, 2011, respectively, that were also classified as loans on non-accrual status.
(4) Includes loans held for investment. Excludes deferred loan fees and discounts and the allowance for loan and lease losses.
CONTACT: Investor Relations:
         Dennis Oakes
         Senior Vice President, Investor Relations
         & Corporate Communications
         (212) 321-7212
         doakes@capitalsource.com

         Media Relations:
         Michael Weiss
         Director of Communications
         (301) 841-2918
         mweiss@capitalsource.com